Exhibit 99.1

NEWS RELEASE

LI3 ENERGY SIGNS DEFINITIVE AGREEMENT AND PLAN OF MERGER WITH BEARING RESOURCES FOR THE ACQUISITION OF LI3 ENERGY

Santiago, Chile – January 31, 2017 – Li3 Energy, Inc. ("Li3") (OTCQB: LIEG - News) is pleased to announce, with Bearing Resources Ltd. (“Bearing”), that on January 27, 2017 they entered into an agreement and plan of merger (the “Agreement”) under which Bearing has agreed to acquire Li3.

Pursuant to the Agreement, a newly-formed wholly owned subsidiary of Bearing will merge with and into Li3 (the “Merger”), with Li3 surviving the Merger as a wholly owned subsidiary of Bearing. At the effective time of the Merger, each share of Li3 common stock will be converted into the right to receive common shares of Bearing based upon an aggregate of 16 million Bearing common shares issuable for the Li3 common stock.

As a result, the approximately 16 million common shares of Bearing that the Li3 stockholders will receive will represent approximately 43% of the issued and outstanding shares and voting power of the combined company after giving effect to the Merger. Holders of options and warrants to purchase Li3 common stock will receive options and warrants to purchase common shares of Bearing in exchange for their Li3 options and warrants, as adjusted based on the exchange ratio of Li3 common stock to Bearing common stock in the Merger, but otherwise on the same terms and conditions as in the original Li3 options and warrants.

Jeremy Poirier, the President of Bearing, stated: "We are excited to finalize our agreement with Li3 Energy. Now that this important step has been completed we can focus on closing the transaction while we work with our new partners to move this world class project forward".

In addition, Patrick Cussen, Chairman of the Board of Li3 Energy commented:  "This is an important step for Li3 and its shareholders.  It is an exciting time for lithium and particularly in Chile. Our Maricunga project has been advancing well on the current exploration program.  It is the most advanced development project in Chile and showing very good exploration results.  We look forward to working with the Bearing team and our partners to advance this world class project."

The transactions are subject to customary closing conditions, including the approval of the TSX Venture Exchange and of the shareholders of Li3 and, if required, of Bearing.

Key Transaction Details

Li3 will file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “Current Report”) and Bearing will file a Material Change Report with the Canadian Securities Commissions (the “Material Change Report”), in each case with respect to the Merger. The Current Report will be available for review at www.sec.gov, and the Material Change Report will be available for review at www.sedar.com. The information in this press release is qualified in its entirety by reference to the Current Report, the Material Change Report and the Agreement included as an exhibit to such reports.

Advisors

Macdonald Tuskey served as legal counsel to Bearing, and Ellenoff Grossman & Schole LLP served as Li3’s legal counsel.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. With its interest in the Maricunga project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report and the Cocina acquisition, Li3’s goals are to: a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission as well as the information maintained on our website www.li3energy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Luis Saenz – Chief Executive Officer of Li3 Energy – luis.saenz@li3energy.com

The Merger cannot close until all of the conditions have been satisfied and there can be no certainty that the Merger will be completed, either as presently proposed, or at all.

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. This communication relates to a proposed business combination between Li3 Energy, Inc. (“Li3”) and Bearing Resources Ltd. (“Bearing”). In connection with this proposed business combination, Li3 and/or Bearing will file relevant materials with the Securities Exchange Commission (the “SEC”) and applicable Canadian securities regulatory authorities (“Canadian Securities Commissions”), including a Bearing registration statement on Form F-4 or S-4 that will include a proxy statement of Li3 and constitute a prospectus of Bearing. INVESTORS AND SECURITY HOLDERS OF Li3 AND BEARING ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC AND THE CANADIAN SECURITIES COMMISSIONS CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Li3. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Li3 and/or Bearing through the website maintained by the SEC at www.sec.gov and, in the case of documents of Bearing filed with the Canadian Securities Commissions, on Bearing’s SEDAR profile on www.sedar.com. Copies of the documents filed with the SEC by Li3 will be available free of charge on Li3’s website at www.li3energy.com or by contacting Li3’s Investor Relations Department by email info@li3energy.com. Copies of the documents filed with the SEC and the Canadian Securities Commissions by Bearing will be available free of charge on Bearing’s website at www.bearingresources.ca or by contacting Bearing’s Investor Relations Department by email at Skoyich@briscocapital.com or by phone at (403) 619-2200.

Participants in the Merger

Li3, Bearing, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Li3 in connection with the Merger. Information regarding the officers and directors of Li3 is set forth in Li3’s annual report on Form 10-K for the year ended June 30, 2016, which was filed with the SEC on October 7, 2016. Additional information regarding the interests of such potential participants will also be included in the registration statement on Form F4 or S-4 (and will be included in the definitive proxy statement/prospectus for the Merger) and other relevant documents filed with the SEC.

Cautionary Statement on Forward-looking Information

Certain statements in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or forward-looking information under applicable Canadian securities legislation (collectively, “forward-looking statements”) that may not be based on historical fact, but instead relate to future events, including without limitation statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions. All statements other than statements of historical fact included in this release are forward-looking statements, including statements regarding: the ability of Bearing and Li3 to consummate the transactions contemplated by the Agreement; the anticipated benefits of the transactions contemplated by the Agreement, including the Merger; and statements regarding the operation of each of Li3 and Bearing’s businesses, including the interest in mineral properties to be acquired by virtue of the Merger.

Such forward-looking statements are based on a number of assumptions, including assumptions regarding the ability of the parties to satisfy, in a timely manner, the conditions contained in the Agreement; the successful development and/or commercialization of Li3 and Bearing’s respective products, including the receipt of necessary regulatory approvals; general economic conditions; that the parties’ respective businesses are able to operate as anticipated without interruptions; competitive conditions; and changes in laws, rules and regulations applicable to Li3 and Bearing. Although management of Li3 and Bearing believe that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include: non-completion of the transactions contemplated by the Agreement, including due to the parties failing to receive the necessary shareholder, stock exchange and regulatory approvals or the inability of the parties to satisfy in a timely manner and on satisfactory terms the necessary conditions; the failure to successfully develop or commercialize the parties’ respective products; adverse changes in general economic conditions or applicable laws, rules and regulations; and other factors detailed from time to time in each of Li3 and Bearing’s periodic disclosure. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement. All forward-looking statements and information made herein are based on the parties’ current expectations and neither party undertakes an obligation to revise or update such forward looking statements and information to reflect subsequent events or circumstances, except as required by law.